Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Sponsor Letter Agreement”) is entered into as of December 13, 2021, by and among Haymaker Acquisition Corp. III, a Delaware corporation (“HYAC”), Haymaker Sponsor III LLC, a Delaware limited liability company (together with its successors, the “Sponsor”), BioTE Holdings, LLC, a Nevada limited liability company (“BioTE”), Teresa S. Weber (“Members’ Representative”), and each other holder of the issued and outstanding shares of Class B common stock of HYAC, par value $0.0001 per share (the “Class B Common Shares”), that is required to become bound by the terms and conditions hereof (collectively with the Sponsor, the “Class B Holders”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Sponsor Letter Agreement, HYAC, the Sponsor, BioTE, the Members’ Representative and the other parties thereto will enter into that certain Business Combination Agreement, to be dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, HYAC will effectuate a business combination with BioTE, on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, (a) Section 4.3(b)(i) of HYAC’s Amended and Restated Certificate of Incorporation (the “HYAC Charter”) provides that Class B Common Shares shall automatically convert into Class A Common Shares on a one-for-one basis (such ratio, the “Initial Conversion Ratio”) on the closing of the initial Business Combination (as defined in the HYAC Charter), and (b) Section 4.3(b)(ii) of the HYAC Charter provides that the Initial Conversion Ratio shall be adjusted in the event that additional Class A Common Shares, or Equity-linked Securities (as defined in the HYAC Charter), are issued (or deemed issued) in excess of the amounts offered in HYAC’s initial public offering of securities such that the Class B Holders shall continue to own 20% of the issued and outstanding Common Shares after giving effect to such issuance;

WHEREAS, the Transaction constitutes a Business Combination under the HYAC Charter; and

WHEREAS, in connection with the Transaction, the parties hereto desire to enter into this Sponsor Letter Agreement pursuant to which: (i) the Sponsor will agree to vote, at any duly called meeting of the shareholders of HYAC, in favor of approval of the Business Combination Agreement and the Transaction; (ii) except as otherwise provided herein, the Sponsor will agree not to effect any sale or distribution of any of its Class B Common Shares or Buyer Warrants during the period described herein; and (iii) each Class B Holder shall irrevocably waive its rights under Section 4.3(b)(ii) of the HYAC Charter to receive additional Class A Common Shares upon conversion of the Class B Common Shares held by him, her or it in connection with the Transaction or any other anti-dilution (or similar) protections in respect of the Class B Common Shares in connection with the Transaction.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote.

The Sponsor, by this Sponsor Letter Agreement, with respect to its Class B Common Shares, hereby agrees to vote at any duly called meeting of the shareholders of HYAC (or any adjournment or postponement thereof), and in any action by resolution of the shareholders of HYAC, all of Sponsor’s Class B Common Shares in favor of the approval and adoption of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement.

Section 2. Lockup.

(a) The Sponsor agrees that any of its Class B Common Shares and the Buyer Warrants (collectively, the “Sponsor Securities”) may not be transferred, assigned or sold (except to the extent set forth in Section 2(b) (the “Lockup”) until the earliest to occur: (i) the termination of the Business Combination Agreement in accordance with its terms and (ii) the Closing Date.

(b) Notwithstanding the provisions set forth in Section 2(a), transfers, assignments and sales by the Sponsor of the Sponsor Securities are permitted (i) to HYAC’s officers or directors, any affiliates or family members of any of HYAC’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the Sponsor’s governing documents upon the winding up and subsequent liquidation or dissolution of the Sponsor; (vi) to HYAC for no value for cancellation in connection with the consummation of the transactions contemplated by the Business Combination Agreement; (vii) in the event of HYAC’s liquidation prior to the completion of the transactions contemplated by the Business Combination Agreement; (viii) by private sales or transfers made in connection with the consummation of the transactions contemplated by the Business Combination Agreement at prices no greater than the price at which the securities were originally purchased; (ix) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (x) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the foregoing clauses; provided, however, that in the case of clauses (i) through (v) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

Section 3. Waiver.

(a) The Sponsor, on behalf of itself and each transferee of any of the Class B Common Shares, and each other Class B Holder after the date hereof hereby irrevocably and unconditionally relinquishes and waives (the “Waiver”) as of the date hereof any and all rights to adjustment or other anti-dilution protections related to the Class B Common Shares (whether prior, existing or in the future), including the right under Section 4.3(b)(ii) of the HYAC Charter to receive Class A Common Shares in excess of the number issuable at the Initial Conversion Ratio (the “Excess Shares”) upon conversion of the Class B Common Shares held by it in connection with the Transaction.

(b) Each Class B Holder acknowledges and agrees that if such Class B Holder receives any Excess Shares, such issuance of Excess Shares shall be void, ab initio and such Excess Shares shall automatically be deemed to be surrendered for no consideration to HYAC for cancellation. Each Class B Holder agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the immediately preceding sentence, including promptly surrendering such shares to HYAC for cancellation for no consideration (and any evidence of issuance thereof, whether book-entry or certificates).

Section 4. Authorization; Enforcement. Each of the parties hereto represents to the other parties hereto that such party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Sponsor Letter Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Sponsor Letter Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such party. This Sponsor Letter Agreement has been duly and validly executed and delivered by each party and constitutes a valid, legal and binding agreement of such party (assuming this Sponsor Letter Agreement has been duly authorized, executed and delivered by each party), enforceable against such party in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5. Representations and Warranties of the Class B Holders. Each Class B Holder represents and warrants to HYAC and the Members’ Representative that the following statements are true and correct:

(a) The Sponsor is the record owner of all of the outstanding Class B Common Shares as of the date hereof. Immediately prior to giving effect to the transactions occurring on the Closing Date, all of the Class B Common Shares to be forfeited pursuant to the Business Combination Agreement will be owned of record by the Sponsor, and all other Class B Common Shares will be owned of record by the Sponsor or its direct or indirect equityholders. None of the Class B Holders has asserted or perfected any rights to adjustment or other anti-dilution protections with respect to any equity securities of HYAC (including the Class B Common Shares) (whether in connection with the transactions contemplated by the Business Combination Agreement or otherwise).

(b) The execution, delivery and performance by it of this Sponsor Letter Agreement and the consummation by the Class B Holder of the transactions contemplated hereby do not: (a) conflict with or result in any breach of any provision of the Governing Documents of the Class B Holder, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Class B Holder is a party or by which its properties or assets may be bound, (c) violate any Order or Law of any Governmental Entity applicable to the Class B Holder or its Subsidiaries or any of

their respective properties or assets, as applicable or (d) result in the creation of any Lien upon any of the assets (including the Class B Common Shares) of the Class B Holder, except in the case of clauses (b), (c) and (d) above, for violations which would not reasonably be expected to materially impact, impair or delay or prevent the ability of the Class B Holder to consummate the transactions contemplated by this Sponsor Letter Agreement or have a material adverse effect on the ability of the Class B Holder to perform its obligations hereunder.

Section 6. Successors and Assigns. Each Class B Holder acknowledges and agrees that the terms of this Sponsor Letter Agreement are binding on and shall inure to the benefit of such Class B Holder’s beneficiaries, heirs, legatees and other statutorily designated representatives. Each Class B Holder also understands that this Sponsor Letter Agreement, once executed, is irrevocable and binding, and if a Class B Holder transfers, sells or otherwise assigns any Class B Common Shares held by it as of the date of this Sponsor Letter Agreement, the transferee of such Class B Common Shares shall be bound by the terms of this Sponsor Letter Agreement as if such transferee were a party hereto; provided that any such obligations under Section 2 shall only apply to the extent so required by the proviso in Section 2(b) hereof. Any Class B Holder that desires to transfer, sell or otherwise assign any Class B Common Shares prior to the Closing shall, in addition to any other existing obligations or restrictions applicable to such proposed transfer, sale or assignment that may exist, provide the proposed transferee with a copy of this Sponsor Letter Agreement and, as a condition to such transfer, sale or assignment, obtain from such proposed transferee a written acknowledgment (in substantially the same form attached hereto as Exhibit A) that such proposed transferee acknowledges and agrees to the Waiver as a Class B Holder (including all of the representations, warranties, covenants and obligations of the Class B Holders hereunder) and the other matters set forth in this Sponsor Letter Agreement. Notwithstanding the foregoing or anything to the contrary in the Business Combination Agreement or any Ancillary Agreement, nothing in this Sponsor Letter Agreement shall permit the Sponsor to transfer any of the Class B Common Shares to any Person in contravention of any of the covenants or agreements in the Business Combination Agreement or any Ancillary Agreement or any other restrictions on transfer under the Governing Documents of HYAC or under applicable securities Laws.

Section 7. Effect of this Sponsor Letter Agreement on HYAC Charter. The HYAC Charter, as affected hereby, shall remain in full force and effect. The Waiver contained in this Sponsor Letter Agreement shall not constitute a waiver of any other provision of the HYAC Charter, except as expressly provided herein.

Section 8. Termination. This Sponsor Letter Agreement shall terminate, and have no further force and effect, if the Business Combination Agreement is terminated in accordance with its terms prior to the Closing.

Section 9. Cooperation. Upon the request of any party hereto, any Class B Holder shall, without further consideration, execute and deliver, or cause to be executed and delivered, such other instruments, and shall use reasonable best efforts to take, or cause to be taken, such further or other actions as such other party may deem reasonably necessary or desirable to carry out the intent and purposes of this Sponsor Letter Agreement.

Section 10. Amendment. This Sponsor Letter Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of HYAC, the Members’ Representative, BioTE, and the Sponsor. This Sponsor Letter Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 10 shall be void, ab initio.

Section 11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

(c) If to HYAC or the Sponsor, to:

c/o Haymaker Acquisition Corp. III

501 Madison Avenue, Floor 12

New York, NY 10022

Attn: Christopher Bradley

Email: cbradley@mistralequity.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, NY 10020

Attention: Sidney Burke

     Stephen P. Alicanti

Facsimile: (212) 335-4501

E-mail: sidney.burke@us.dlapiper.com

 stephen.alicanti@us.dlapiper.com

(d) If to BioTE or Members’ Representative, to:

c/o BioTE Holdings, LLC

1875 W. Walnut Hill Ln #100

Irving, TX 75038

Attention: Marybeth Conlon

Email: marybeth.conlon@biote.com

with a copy (which shall not constitute notice) to:

Cooley (UK) LLP

22 Bishopsgate

London EC2N 4BQ, UK

Attention: Michal Berkner; Ryan Sansom

Email: mberkner@cooley.com; rsansom@cooley.com

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 12. Incorporation by Reference. The provisions set forth in Sections 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.11, 10.13, 10.14, and 10.15 of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement mutatis mutandis.

signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

HAYMAKER ACQUISITION CORP. III

By:	/s/ Christopher Bradley
Name: Christopher Bradley
Title: Chief Financial Officer

HAYMAKER SPONSOR III LLC

By:	/s/ Steven J. Heyer
Name: Steven J. Heyer
Title: Managing Member

BIOTE HOLDINGS, LLC

CLASS A MEMBER BIOTE MANAGEMENT, LLC

By:	/s/ Gary S. Donovitz
Gary S. Donovitz, its Sole Member and Manager

MEMBERS’ REPRESENTATIVE

/s/ Teresa S. Weber
Teresa S. Weber

[Signature Page to Sponsor Letter Agreement]

EXHIBIT A

JOINDER TO

SPONSOR LETTER AGREEMENT

The undersigned is executing and delivering this Joinder pursuant to the Sponsor Letter Agreement dated as of [•], 2021 (as amended and as the same may hereafter be amended, restated, supplemented and modified, the “Sponsor Letter Agreement”), by and among Haymaker Acquisition Corp. III, a Delaware corporation (“HYAC”), Haymaker Sponsor III LLC, a Delaware limited liability company, BioTE Holdings, LLC, a Nevada limited liability company, Teresa S. Weber, and each holder of the issued and outstanding shares of Class B common stock of HYAC required to become bound by the terms and conditions of the Sponsor Letter Agreement.

By executing and delivering this Joinder to HYAC, the undersigned hereby agrees to become a party to, to make all representations and warranties under, to be bound by all obligations under, and to comply with the provisions of the Sponsor Letter Agreement in the same manner as if the undersigned were an original signatory to the Sponsor Letter Agreement; provided that any such obligations under Section 2 of the Sponsor Letter Agreement shall only apply to the extent so required by the proviso in Section 2(b) thereof.

Accordingly, the undersigned has executed and delivered this Joinder as of the _____ day of [•], 202[X].

[TRANSFEREE]

By:
Its: